UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2012

Allegiant Travel Company

(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

8360 S. Durango Drive
Las Vegas, NV		89113
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:              (702) 851-7300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1       Registrant’s Business and Operations

Item 1.01        Entry into a Material Definitive Agreement.

                On November 21, 2012, Allegiant Travel Company (the "Company") entered into an Amendment of its Credit Agreement with certain lenders, Gleacher Products Corp. as administrative agent and The Bank of New York Mellon as collateral agent. Under the amendment to the Credit Agreement, the base Available Amount has been increased to $150,000,000. Under the terms of the Credit Agreement, the Available Amount is increased by a percentage of the Company’s Excess Cash Flow and is reduced by stock repurchases, cash dividends and certain other items. The Available Amount may be used for Restricted Payments under the Credit Agreement, for Capital Expenditures in excess of the limits otherwise applicable under the Credit Agreement and for certain other limited purposes. The Amendment also revises the Capital Expenditures covenant under the Credit Agreement. In addition to annual Capital Expenditures of up to $100,000,000, the Company would have the ability to incur up to an additional $200,000,000 of Capital Expenditures over the life of the loan, subject to any portion of the additional $200,000,000 used in a year being restored for use in future years if the Company’s Leverage Ratio is less than 1.0:1.0 at the end of the year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2012	ALLEGIANT TRAVEL COMPANY

	By:	/s/ Scott Sheldon
Name: Scott Sheldon
Title: Chief Financial Officer